UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 7, 2011
Impax Laboratories, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34263	65-0403311

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30831 Huntwood Avenue, Hayward, CA	94544

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (510) 240-6000
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 7, 2011, Impax Laboratories, Inc. (the “Company”) and Carole Ben-Maimon, President of the Company’s Global Pharmaceuticals Division, entered into an Employment Agreement (the “Employment Agreement”). The initial term of the Employment Agreement expires on December 31, 2012 unless further extended or terminated earlier as provided in such agreement. The Employment Agreement automatically renews for single one-year periods unless either party provides at least 90 days written notice of non-renewal prior to the end of the applicable term or unless it is terminated earlier. The Employment Agreement supersedes the offer letter dated August 18, 2011, between the Company and Ms. Ben-Maimon.
Under the Employment Agreement, Ms. Ben-Maimon will receive an annual base salary of $470,000, subject to adjustment as determined by the Board of Directors of the Company or its Compensation Committee, and a one-time hiring bonus of $75,000, payable in two equal installments. Further, Ms. Ben-Maimon is eligible to participate in the Company’s management bonus program. Her eligibility for a 2011 prorated bonus is targeted at 60% of her base salary and up to 90% of her base salary based on the attainment of goals established by the Board of Directors of the Company or its Compensation Committee. Ms. Ben-Maimon also is eligible for a one-time cash payment in 2011 in the amount of the difference between the prorated bonus amount she is entitled to under the Company’s management bonus program for 2011 and the amount she would have received under such program had she been employed with the Company for the final six months of 2011. In addition, Ms. Ben-Maimon has received (i) an option to purchase 75,000 shares of common stock and (ii) 24,000 shares of restricted stock, both of which awards vest in equal annual installments over four years.
The Employment Agreement provides for severance payments and benefits upon specified events, including the following: (i) the Company terminates Ms. Ben-Maimon’s employment without Cause (as defined in the Employment Agreement); (ii) Ms. Ben-Maimon resigns for Good Reason (as defined in the Employment Agreement); (iii) Ms. Ben-Maimon’s death; or (iv) Ms. Ben-Maimon’s Disability (as defined in the Employment Agreement). The Employment Agreement also provides for severance payments and benefits if (a) Ms. Ben-Maimon resigns from her employment for Good Reason within 60 days preceding or 12 months following a Change in Control (as defined in the Employment Agreement), (b) the Company terminates Ms. Ben-Maimon’s employment without Cause within 60 days preceding or 12 months following the Change in Control or (c) the employment term expires or is not renewed by the Company and Ms. Ben Maimon’s employment is then terminated without Cause within 12 months following the Change in Control.
The Employment Agreement requires Ms. Ben-Maimon to maintain the confidentiality of information relating to the Company during and after the term of such agreement and also contains non-competition, non-solicitation and non-disparagement covenants as well as other provisions customary for this type of Employment Agreement. The foregoing is a summary description of the terms and conditions of the Employment Agreement and is qualified in its entirety by the text of the Employment Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.
The following exhibit is filed herewith.

Exhibit No.	Description
10.1	Employment Agreement dated November 7, 2011.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 9, 2011	IMPAX LABORATORIES, INC.
	By:	/s/ Arthur A. Koch, Jr.
		Name:	Arthur A. Koch, Jr.
		Title:	Executive Vice President, Finance, and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement dated November 7, 2011.

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